Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this 3rd day of May, 2004, by and between JohnsonDiversey, Inc., a Delaware corporation (“JDI”) and Diarmuid P. Ryan (“Employee”).

In consideration of the mutual promises and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Employment

1.1 Position and Responsibilities. During the period of this Agreement and subject to the terms and conditions hereof, the Employee agrees to serve as Senior Vice President, Global Human Resources, or such other officer position as Employee may be assigned to by the President/CEO or Executive Vice President/CAO, and to be responsible for the typical management responsibilities expected of an officer holding such position and such other responsibilities consistent with such position as may be assigned to the Employee from time to time by the President/CEO or Executive Vice President/CAO.

1.2 Place of Employment. Employee’s initial principal place of employment shall be 8310 16th Street, Sturtevant, Wisconsin.

1.3 Duties. During the Period of Employment, the Employee shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries, except, so long as such activities do not unreasonably interfere with the business of the Company or diminish the Employee’s obligations under the Agreement, that Employee may (i) participate in the affairs of any governmental, educational or other charitable institution, or engage in professional speaking and writing activities, or (ii) serve as a member of the board of directors of other corporations, and in either case, the Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to him under this Agreement; and provided further, that the Employee may invest his personal or family funds in any form or manner he may choose that will not require any services on his part in the operation of or the affairs of the entities in which such investments are made. The Employee will perform faithfully the duties consistent with his position and which may be assigned to him from time to time by the President/CEO or Executive Vice President/CAO.

ARTICLE II

Term and Termination

2.1 Term. Employee’s employment under this Agreement shall commence on May 1, 2004, shall be at will, and may be terminated by formal or informal action of the Executive Vice President/CAO or President/CEO at any time for any reason not prohibited by law.

2.2 Resignation or Termination for Cause. If Employee should resign his employment, or if the President/CEO or Executive Vice President/CAO should terminate Employee’s employment for cause, Employee shall not be entitled to any compensation or remuneration other than such amounts and benefits as Employee is eligible to receive under JDI’s then prevailing policies and benefit plans and as prescribed by law. “Cause” means termination for any of the following reasons:

(a) Material breach of this Agreement.

(b) Failure to perform within the provisions of “This We Believe.”

(c) Willful misconduct, or willful violation of the law in the performance of duties under this Agreement.

(d) Willful failure or refusal to follow reasonable, explicit, and lawful instructions or directions from the Executive Vice President/CAO or President/CEO concerning the operation of JDI’s business.

(e) Conviction of a felony.

(f) Theft or misappropriation of funds or property of JDI, or commission of any material act of dishonesty involving JDI, its employees, or business.

(g) Appropriating any corporate opportunity of JDI, unless the transaction was approved in writing by the Executive Vice President/CAO or President/CEO following full disclosure of all pertinent details of the transaction.

(h) Breach of the fiduciary duty owed to JDI as an officer of JDI.

(i) Breach of any duty or obligation under the agreements attached as Addenda A, B and C to this Agreement.

2.3 Retirement, Death, Disability or Termination without Cause. Employee’s employment shall terminate automatically and immediately upon Employee’s Retirement or Death. Upon the Executive Vice President/CAO’s or President/CEO’s written determination that Employee is unable, due to a disability, to continue carrying out the duties and responsibilities of his position, Employee’s officer status will be terminated, and Employee’s employment will continue pursuant to the JDI’s applicable policies and benefits related to disabled employees. For purposes of this Agreement, “disability” means the inability of the Employee, due to a physical or mental impairment, for 120 consecutive days to perform the essential duties and functions contemplated by this Agreement with or without reasonable accommodation. A determination of disability shall be made by an independent physician selected by the Executive Vice President/CAO or President/CEO who is deemed satisfactory to the Employee, and Employee shall cooperate with the efforts to make such determination. Notice of determination of disability shall be provided by the Executive Vice President/CAO or President/CEO in writing to Employee stating the facts and reasons for such determination. Any such determination shall be conclusive and binding on the parties. Nothing in this section, however, shall be deemed to alter JDI’s duty to reasonably accommodate, if possible, any disability of Employee. Any determination of disability under this Section is not intended to affect any benefits to which employee may be entitled under any long term disability insurance policy provided by JDI or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy. If Employee’s employment is terminated as a result of Death or Termination without Cause, Employee or his estate shall, in addition to any other compensation and benefits provided by JDI policies and benefit plans then in effect and, so long as Employee complies with all provisions of the Agreement to Respect Proprietary Rights and Noncompete and Code of Ethics, attached as Addenda B and C, respectively, receive (a) continuation of his base salary for one year from the effective date of the employment termination; (b) a prorated performance bonus for the fiscal year in which the termination occurs, as described in Section 3.2, which shall be payable at the time and in the manner in which JDI normally pays such bonuses; and (c) reimbursement of expenses to which Employee is entitled under Section 3.6.

ARTICLE III

Compensation

3.1 Base Salary. The Company agrees to pay the Employee an initial base salary (“Base Salary”) of $250,000. Such Base Salary shall be payable according to the customary payroll practices of the Company. The Employee shall be considered for an increase in Base Salary effective on the payroll date nearest April 1 of each contract year.

3.2 Performance Bonus. The Employee shall be eligible to receive, at the discretion of the Board of Directors Compensation Committee, a Performance Bonus in accordance with the terms of the Performance Bonus Opportunity Plan. The Employee’s target bonus is 50% of the base salary as of the last day of the fiscal year. Depending on achievement of objectives, this amount can range between 0% and 100% of the target. The Performance Bonuses are paid after approval by the Board of Directors Compensation Committee of the Company.

3.3 Long Term Incentive Plan. As provided in the Commercial Markets Holdco, Inc. Long Term Equity Incentive Plan, as amended from time to time (the “LTIP”), the awards of stock options granted pursuant to the LTIP shall be in the sole discretion of the Board of Directors Compensation Committee which administers the LTIP. In the event of termination for any reason other than Retirement, Death, Termination for Cause or Resignation, the Compensation Committee of the Board of Directors will determine the vesting treatment of the Stock Options Employee was granted.

3.4 Ownership Requirements. The Employee will be expected to build real ownership in the Company’s stock equal to one and one-half times Employee’s base salary by at least May, 2011.

3.5 Deferred Compensation Plan. The Employee shall be eligible to participate in the Company’s Deferred Compensation Plan.

3.6 Flexible Spending Account. Employee shall be entitled to an annual Flexible Spending Account of $7,500 to be used for annual country club dues, financial planning, tax advice/preparation, estate planning, legal fees associated with estate and/or property matters, automobile lease, automobile payments (monthly payments only), and health club membership.

3.7 Benefits. Employee shall be entitled to participate in all benefit programs which JDI from time to time may make available to other executive level employees in the Employee’s assigned country for benefit purposes. Employee shall have no vested rights in any such programs except as expressly provided under the terms thereof. JDI expressly reserves the right in its sole discretion to terminate or modify any such programs at any time and from time to time.

ARTICLE IV

Miscellaneous

4.1 Entire Agreement. This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof and supersede all prior agreements between the parties relating to the subject matter hereof.

4.2 Waiver of Breach. The waiver by a party of the breach of any provision of this Agreement shall not be deemed a waiver by said party of any other or subsequent breach.

4.3 Assignment. This Agreement shall not be assignable by JDI without the written consent of Employee; provided, however, that if JDI shall merge or consolidate with or into, transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding upon and shall inure to the benefit of the successor corporation in such merger, consolidation or transfer. Employee may not assign, pledge or encumber any interest in this Agreement or any part thereof without the written consent of JDI.

4.4 Disputes. Any dispute or controversy arising from or relating to this Agreement shall be submitted to and decided by binding arbitration in the State of Wisconsin, USA. At the request of either JDI or Employee, arbitration proceedings will be conducted in the utmost secrecy; in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in secrecy, available for inspection only by JDI or by the Employee and by their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information in confidence and to maintain such information in secrecy until such information shall be generally known. The parties shall share all expenses of arbitration equally.

4.5 Limitation on Claims. Any claim or controversy otherwise arbitrable hereunder shall be deemed waived, and no such claim or controversy shall be made or raised, unless a request for arbitration thereof has been given as provided below to the other party in writing not later than six months after the date on which the facts giving rise to the claim or controversy first arose.

4.6 Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy or facsimile, by overnight courier, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

If to Employee:	Diarmuid P. Ryan Sr. Vice President, Global Human Resources JohnsonDiversey, Inc. 8310 16th Street – MS 510 P.O. Box 902 Sturtevant, WI 53177-0902

If to JDI:	JoAnne Brandes Executive Vice President, Chief Administrative Officer, General Counsel and Secretary JohnsonDiversey, Inc. 8310 16th Street – MS 510 P.O. Box 902 Sturtevant, WI 53177-0902

or to such other address as such party shall have designated by written notice so given to each other party.

4.7 Amendment. This Agreement may be modified only in writing, signed by both of the parties. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto.

4.8 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision, shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

4.9 Incorporation of Terms. The introductory language and recitals set forth above, and Addenda A, B and C attached hereto, are incorporated by reference as a part of this Agreement.

4.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, USA (regardless of such State’s conflicts of law principles).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

JOHNSONDIVERSEY, INC.

By	/s/ JOANNE BRANDES
JoAnne Brandes, Executive Vice President, Chief Administrative Officer, General Counsel & Secretary

/s/ DIARMUID P. RYAN
Diarmuid P. Ryan

ADDENDUM A

JOHNSONDIVERSEY, INC.

Award of Stock Options

I am pleased to inform you that 1,350 Stock Options have been awarded to you under the Commercial Markets Holdco, Inc. Long Term Equity Incentive Plan (“LTIP”) as amended and restated. This award is subject to the following terms and conditions:

1.	The Exercise Price of the Stock Options is $136.79.

2.	The issuance date of the stock options will be August 16, 2004. The vesting period for the Stock Options will lapse March 31, 2008 if you continue to be employed the Company or a Subsidiary until that date. However, the vesting period may be accelerated in accordance with Section 3 or 5 below. Vested Stock Options shall be exercisable for a 7-year period from the date of grant.

3.	If your employment relationship with the Company or a Subsidiary terminates due to Death or Retirement, your Stock Options will vest in full. You will receive instructions regarding the exercise of vested options.

4.	If your employment is Terminated for Cause or you resign prior to the Vesting Date of the Stock Options, all of the Stock Options will be forfeited. Termination for Cause means termination for any of the following reasons:

a.	Failure to perform within the provisions of “This We Believe.”

b.	Willful misconduct, or willful violation of the law in the performance of duties under these provisions.

c.	Willful failure or refusal to follow reasonable, explicit, and lawful instructions or directions from the Chairman or President concerning the operation of JohnsonDiversey’s business.

d.	Conviction of a felony.

e.	Theft or misappropriation of funds or property of JDI, or commission of any material act of dishonesty involving JDI, its employees, or business.

f.	Appropriating any corporate opportunity of JDI, unless the transaction was approved in writing by the Chairman or President following full disclosure of all pertinent details of the transaction.

g.	Breach of fiduciary duty owed to JDI as an executive of JDI.

5.	In the event of termination for any reason other than Retirement, Death, Termination for Cause, or Resignation, the Compensation Committee of the Board of Directors will determine the vesting treatment of the Stock Options you were granted.

6.	Vested stock options may be exercised by giving notice to the company of the number of shares being exercised accompanied by full payment of the exercise price in cash made in US dollars or such other form of payment as the committee shall permit.

7.	Employee will have no rights as a stockholder with respect to shares subject to Stock Options unless and until they are exercised and Company Shares are actually issued to the Employee.

8.	The Stock Options are not transferable except by the laws of descent and distribution upon the death of the Employee.

9.	The Employee shall hold all Company Shares acquired through the exercise of Stock Options for at least 6 months from the date such Stock Options were exercised.

10.	The Company shall have the option, pursuant to Article 7 of the LTIP, to repurchase all Company Shares upon Employee’s termination of employment. The purchase price shall be the price determined pursuant to Article 7 of the LTIP at the most recently computed Cash Flow Return on Investment value (“CFROI”). Company shares may not be transferred except pursuant to Section 7.02 of the LTIP. An appropriate legend shall be placed on the Company shares identifying them as subject to its provisions of the LTIP.

11.	Employee acknowledges the Committee’s authority with respect to the LTIP, including the Committee’s authority to interpret the LTIP. Employee also acknowledges the Committee’s determination of the Company’s value based on CFROI.

12.	The Company shall have the authority to deduct or withhold, or require Employee to remit to the Company an amount sufficient to satisfy taxes required by law to be withheld with respect to any exercise of Employee’s rights under these provisions.

13.	This award is voluntary and discretionary, being made on a one-time basis and it does not constitute a commitment to make any future awards.

14.	This award and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.

15.	Nothing in this agreement will give you any right to continued employment with the Company or any Subsidiary, or interfere in any way with the right of the Company or any Subsidiary to terminate your employment.

16.	Information about you and your award of Stock Options may be collected, recorded and held, used and disclosed for any purpose related to the administration of the award. You understand that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your receipt of the Units in any one or more of the ways referred to above.

17.	If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

18.	This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Wisconsin, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.	This award is subject to the terms and conditions of the Plan. Capitalized terms used in this letter agreement and not otherwise defined have the meanings assigned to them in the Plan. By signing below you acknowledge receipt of a copy of the Plan and acceptance of all of the terms of this award.

Accepted this 3rd day of May, 2004.

/s/ DIARMUID P. RYAN
Diarmuid P. Ryan

ADDENDUM B

JOHNSONDIVERSEY, INC.

AGREEMENT TO RESPECT PROPRIETARY RIGHTS AND NONCOMPETE

Officer Level Employee

JohnsonDiversey, Inc. (“JohnsonDiversey”) and its predecessors, subsidiaries and affiliates have prospered for many years by continuously developing new products, services, markets, and industry knowledge. The ability to satisfy our customers’ needs with products and services superior to our competitors is critical to our success. JohnsonDiversey is committed to continuing this heritage of strong research and development efforts. However, JohnsonDiversey is also aware that competitors seek out JohnsonDiversey’s proprietary information and seek to minimize the competitive advantages gained for the efforts of our own employees.

JohnsonDiversey is committed to protecting its exclusive legal rights to use proprietary information developed by its employees and agents as well as proprietary information of its subsidiaries and affiliates. Failure to vigorously assert these rights where appropriate would amount to a failure to preserve our corporate assets for the benefit of our employees, related companies, shareholders and their families. In addition, JohnsonDiversey (including its subsidiaries and affiliates) has entered into agreements with many third parties, such as customers, suppliers, licensors/licensees and contractors (“Business Partners”), that require employees to protect the proprietary and confidential information supplied by these entities. JohnsonDiversey expects and requires that all employees will strictly adhere to “Standards of Conduct”, as described below, in order to protect JohnsonDiversey’s and its Business Partners’ proprietary rights. The Standards of Conduct apply during employment with JohnsonDiversey and during specified time periods following termination of employment.

Standard 1: Upon request by JohnsonDiversey, during employment and thereafter, Officer will return all records or documents, including computer generated or stored records, products, and other tangible items, as well as any and all copies of any records or documents, containing, comprising, or relating to JohnsonDiversey’s (including its subsidiaries, and affiliates) or business Partners’ “Confidential Information” or “Trade Secrets” which Officer creates or obtains at any time during Officer’s employment with JohnsonDiversey.

Standard 2: During the term of employment and for a two (2) year period immediately following termination of employment for whatever reason, Officer will neither appropriate, disclose, or transfer to, nor publish or use for any reason any “Confidential Information” which Officer created or acquired during the period of Officer’s employment except for disclosures or transfers to (a) current JohnsonDiversey employees and JohnsonDiversey-authorized agents, including those of the subsidiaries and affiliates of JohnsonDiversey, or (b) JohnsonDiversey-authorized Business Partners, with a clear need to know for the benefit of JohnsonDiversey. For the purposes of this Standard of Conduct, “Confidential Information” means information pertaining to JohnsonDiversey business activities (including its subsidiaries, and affiliates) which is not generally known by JohnsonDiversey competitors or the public and does not qualify as a “Trade Secret”. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique or process to which all of the following apply: 1. The information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use or, 2. The information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

Standard 3: Officer understands that Officer may create or obtain information qualifying as a “Trade Secret” as defined by Standard 2, such as a formula, pattern, compilation, program, device, method, technique or process which has economic value to JohnsonDiversey and is not readily ascertainable by competing organizations. JohnsonDiversey has exclusive ownership rights to any such Trade Secrets. So long as any such information retains its character as a legal Trade Secret, Officer will neither appropriate, disclose, or transfer to, nor publish or use any such information except for disclosures or transfers to (a) current JohnsonDiversey employees and JohnsonDiversey-authorized agents, including those of the subsidiaries and affiliates of JohnsonDiversey, or (b) JohnsonDiversey-authorized Business Partners, with a clear need-to-know for the benefit of JohnsonDiversey.

Standard 4: Officer will not in any unauthorized manner appropriate, disclose, transfer, publish, or use any “Confidential Information” or “Trade Secret” information provided to JohnsonDiversey (including its subsidiaries, and affiliates) by a Business Partner during the term specified in the agreement(s) between the Business Partner and JohnsonDiversey (including its subsidiaries, and affiliates). Officer may contact JohnsonDiversey’s Law Department to verify the type of information characterized as confidential or trade secret by the Business Partner and the time period covered by such an agreement as well as to determine the specific restrictions placed on such information by such an agreement.

Standard 5: During employment with JohnsonDiversey and for a two (2) year period immediately following termination of employment, for whatever reason, Officer will not indirectly, or by assisting others, recruit, solicit, hire, employ, or endeavor to employ any JohnsonDiversey employee, including employees of JohnsonDiversey’s subsidiaries and affiliates, with whom Officer had material contact during Officer’s employment with JohnsonDiversey.

Standard 6: Among other things, an Officer receives access to a significant amount of JohnsonDiversey business and technical Confidential Information and Trade Secrets during employment with JohnsonDiversey. Those employees having contact with customers of JohnsonDiversey additionally obtain valuable information about their personnel, product needs, business plans, locations and the like which is established and maintained at great expense. During employment with JohnsonDiversey and for an eighteen (18) month period immediately following termination of employment for whatever reason, Officer will not perform work or services similar to those performed for JohnsonDiversey during Officer’s most recent three (3) years of the term of employment as an employee of JohnsonDiversey, directly or indirectly, as an owner, partner, shareholder (except of 1% or less of any class of outstanding securities listed in any national securities exchange or actively traded in an over-the-counter market), employee, agent, advisor or consultant for either any active competitor of JohnsonDiversey or for any supplier to an active competitor of JohnsonDiversey in the market of, as applicable to Officer’s duties with JohnsonDiversey, (a) involving polymer products of the type provided by JohnsonDiversey, or (b) involving commercial/industrial maintenance products and services of the type provided by JohnsonDiversey, its divisions, or by its subsidiary companies. Those employees having substantial contact with JohnsonDiversey’s customers will not for an eighteen (18) month period immediately following termination of employment directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, canvas, contact, solicit or accept any customers of JohnsonDiversey with whom the Officer had contact with or responsibility for on behalf of JohnsonDiversey during the most recent three (3) years of the term of employment for the purpose of selling products or services similar to or competitive with those offered or sold to such customers on behalf of JohnsonDiversey during the term of Officer’s employment by JohnsonDiversey.

Standard 7: All discoveries, improvements, ideas and developments (“Developments”), trademarks and copyrights which Officer, alone or jointly with others, conceives, makes or acquires during Officer’s employment with JohnsonDiversey, whether during or after regular working hours, that are directly or indirectly related to any business or activity in which JohnsonDiversey is engaged at the time Officer conceives, makes, or acquires such Developments, trademarks and copyrights are the exclusive property of JohnsonDiversey. Any Officer rights to any legal interest in these Developments, trademarks and copyrights are expressly assigned to JohnsonDiversey, and, as applicable, shall be deemed to be “works for hire”. Furthermore, Officer agrees to promptly disclose any and all such Developments, trademarks, and copyrights and will execute and deliver to JohnsonDiversey any instruments JohnsonDiversey requests to permit JohnsonDiversey to acquire, maintain or enforce any patents covering such Developments, trademark registrations or copyrights in the united States or foreign countries, all at JohnsonDiversey’s expense.

Officer appreciates that JohnsonDiversey should not be compelled to use Company financial resources to enforce the obligations contained in these Standards of Conduct. Officer, therefore, agrees that should a court conclude that Officer violated any obligation contained in these Standards of Conduct, JohnsonDiversey (including subsidiaries, and affiliates) should recover from Officer all costs incurred by JohnsonDiversey in enforcing the obligation or obtaining relief from any such breach.

In the event JohnsonDiversey is compelled to take legal action to enforce the terms of this Agreement, the initiation of such action shall toll the time periods running under this Agreement and the tolling shall continue until a final decision no longer subject to appeal is rendered.

JohnsonDiversey may at its sole discretion elect to have any dispute arising under this Agreement decided by binding arbitration in order to protect the confidentiality of its trade secrets. In that event, Officer will agree to binding arbitration in accordance with the practices and procedures of the American Arbitration Association or such similar rules, suitably modified, as JohnsonDiversey may select.

These Standards of Conduct are not intended to unnecessarily or unreasonably prevent Officer from obtaining other employment in a lawful profession, trade, or business. The Standards of Conduct are also not intended to conflict with any applicable legal standards. Officer is not prohibited from becoming employed by a competing business so long as Officer observes the obligations set forth in these Standards of Conduct.

Each Standard of Conduct constitutes an independent obligation and therefore the existence of any claim or cause of action against JohnsonDiversey will not constitute any defense to enforcement of these Standards of Conduct. If the applicable law does not permit reformation since each Standard of Conduct is fully separable and divisible, any provision deemed unenforceable shall be separated and in no way diminish the validity and enforceability of the remaining Standards of Conduct. JohnsonDiversey’s indulgence or failure to enforce a particular breach of Officer’s responsibilities under this document shall not be deemed to be a waiver of JohnsonDiversey’s rights to enforce a subsequent breach of the same or a different type.

Should Officer have any questions regarding any standard, Officer should feel free to communicate those questions to the Human Resources Department. By signing this document, Officer acknowledges that Officer has received a copy of it, that Officer understands and fully intends to comply with these Standards of Conduct, and that Officer will provide a copy of this document to any potential new employer prior to accepting a position with a new employer.

This Agreement and the rights and obligations therein may be assigned by JohnsonDiversey to a successor in interest of the business of JohnsonDiversey for which the Officer chooses to be employed and the terms of this Agreement shall continue to apply for the benefit of all such successors in interest for which the Officer chooses to be employed. Such assignment will not relieve the Officer of his/her obligations to JohnsonDiversey and any other assigning employer under this Agreement and those obligations shall continue to apply for their full term as set forth in this Agreement.

The obligations contained in this Agreement should be governed by, construed and enforced in accordance with the laws of the United States.

Officer acknowledges that this Agreement has been provided to Officer in a language Officer fully understands. If this language is not English, then the translation is a translation of the English version of this Agreement. Officer agrees that the English version of this Agreement will be controlling in any and all disputes or questions arising between JohnsonDiversey and Officer related to this Agreement.

As a condition of continued employment, the compensation therefore, the grant of Stock and Stock Options in Commercial Markets Holdco, Inc., the ability to purchase shares in the future and such other compensation benefits uniquely available to Officers of JohnsonDiversey, Officer agrees to faithfully comply with the Standards of Conduct and other terms contained in this document.

/s/ JOANNE BRANDES	/s/ DIARMUID P. RYAN
WITNESS	OFFICER SIGNATURE

JoAnne Brandes	Diarmuid P. Ryan
PRINTED NAME OF WITNESS	PRINTED NAME OF OFFICER

August 30, 2004	August 30, 2004
DATE	DATE